SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 21, 2016 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Asset Backed Senior Credit Facility

On April 21, 2016, Radio One, Inc. (the “Company”) entered into a senior credit agreement governing an asset backed credit facility (the “ABL Facility”) among the Company, the lenders party thereto from time to time and Wells Fargo Bank National Association, as administrative agent (the “Administrative Agent”). The ABL Facility provides for $25 million in revolving loan borrowings in order to provide for the working capital needs and general corporate requirements of the Company.

At the Company’s election, the interest rate on borrowings under the ABL Facility are based on either (i) the then applicable margin relative to Base Rate Loans (as defined in the ABL Facility) or (ii) the then applicable margin relative to LIBOR Loans (as defined in the ABL Facility) corresponding to the average availability of the Company for the most recently completed fiscal quarter.

Advances under the ABL Facility are limited to (a) eighty-five percent (85%) of the amount of Eligible Accounts (as defined in the ABL Facility), less the amount, if any, of the Dilution Reserve (as defined in the ABL Facility), minus (b) the sum of (i) the Bank Product Reserve (as defined in the ABL Facility), plus (ii) the aggregate amount of all other reserves, if any, established by Administrative Agent.

All obligations under the ABL Facility are secured by first priority lien on all (i) deposit accounts (related to accounts receivable), (ii) accounts receivable, (iii) all other property which constitutes ABL Priority Collateral (as defined in the ABL Facility).  The obligations are also secured by all material subsidiaries of the Company.

The ABL Facility matures on the earliest of: the earlier to occur of (a) the date that is five (5) years from the effective date of the ABL Facility and (b) the date that is thirty (30) days prior to the earlier to occur of (i) the "Term Loan Maturity Date" of the Company’s existing term loan, and (ii) the "Stated Maturity" of the Company’s existing notes.  As of the effective date of the ABL Facility, the "Term Loan Maturity Date" is December 31, 2018 and the "Stated Maturity" is April 15, 2022.

Finally, the ABL Facility is subject to the terms of the Intercreditor Agreement (as defined in the ABL Facility) by and among the Administrative Agent, the administrative agent for the secured parties under the Company’s term loan and the trustee and collateral trustee under the senior secured notes indenture.

A copy of the ABL Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the material terms of the ABL Facility is qualified in its entirety by reference to such exhibit.

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2014, the Company’s Compensation Committee (“Compensation Committee”) of the Board of Directors approved the extension of the term of the employment agreement for Peter D. Thompson, the Company’s Executive Vice President and Chief Financial Officer, for two years.   In connection with the amendment, Mr. Thompson received a signing bonus of $200,000. The remaining terms of Mr. Thompson’s employment remain unchanged.  The amendment to Mr. Thompson’s employment agreement, effective April 21, 2016, is attached as an exhibit hereto.

Further, on April 21, 2016, the Compensation Committee approved a bonus plan for David Kantor, the Company’s Chief Executive Officer of the Radio Division. According to the plan, Mr. Kantor is eligible for a bonus of $100,000 paid on achievement of Radio/Reach Media segment EBITDA as set forth in the Company’s 2016 budget (the “2016 Budgeted Radio/Reach EBITDA Amount”) with additional bonus amounts in increments of $25,000 to be paid for every $1,000,000 of EBITDA in excess of the 2016 Budgeted Radio/Reach EBITDA Amount.  While the terms of Mr. Kantor’s employment have been determined, Mr. Kantor and the Company have yet to execute a formal employment agreement.

Finally, Christopher Wegmann, President – Radio Division, retired from the Company effective March 31, 2016.  Mr. Wegmann’s duties had been assumed by Mr. Kantor, Chief Executive Officer of the Radio Division.

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws. Statements related to, among other things, the entry into the proposed ABL Facility constitute forward-looking statements. For a description of factors that may cause the Company’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of the Company’s 2015 Annual Report on Form 10-K and other documents of the Company’s on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this Current Report on Form 8-K are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of April 21, 2016, among Radio One, Inc., the lenders party thereto from time to time and Wells Fargo Bank National Association, as administrative agent.
10.2	Extension Agreement attaching to and made a part of Employment Agreement by and between Radio One, Inc. and Peter D. Thompson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
April 27, 2016	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer